CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated March 2, 2020 on the financial statements and financial highlights of Miller Opportunity Trust, a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the December 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
April 28, 2020